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                                                                     EXHIBIT 3.7

                           CERTIFICATE OF AMENDMENT TO
              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSTEXAS GAS CORPORATION


         Pursuant to the provisions of Sections 103, 242 and 303 of the General Corporation Law of the State of Delaware (the "DGCL"), TransTexas Gas Corporation, a corporation organized and existing under and by virtue of the DGCL (the "Corporation"), does hereby certify as follows:

         FIRST:  The name of the Corporation is TransTexas Gas Corporation.

         SECOND: The Corporation's Certificate of Incorporation was filed with the Secretary of State of Delaware on May 7, 1993. The Corporation's Certificate of Incorporation was amended on August 20, 1993 and February 9, 1994 and by the filing of an Amended and Restated Certificate of Incorporation on March 17, 2000.

         THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of the Corporation and has been duly adopted in accordance with Sections 242 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to carry out orders of the Bankruptcy Court (the "Bankruptcy Court") having jurisdiction under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") of the reorganization of the Corporation pursuant to the Corporation's Second Amended, Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (which, pursuant to an order of the Bankruptcy Court, has previously been confirmed). Provision for the making of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is contained in an order of the Bankruptcy Court.

         The Amended and Restated Certificate of Incorporation is hereby amended as follows:


         Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                           A. The total number of shares of capital stock that
                  the Corporation shall have the authority to issue is 600,247,500, of which (i) 100,000,000 shares shall be shares of Class A Common Stock with a par value of $0.01 per share (the "Class A Common Stock"), (ii) 247,500 shares shall be shares of Class B Common Stock with a par value of $0.01 per share (the "Class B Common Stock"), and (iii) 500,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").




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         IN WITNESS WHEREOF, TransTexas Gas Corporation has caused this
Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Ed Donahue, its Vice President, Chief Financial Officer and Secretary this 8th day of August, 2000.



                                      TRANSTEXAS GAS CORPORATION


                                      By: /s/ ED DONAHUE
                                      -------------------------------------
                                      Ed Donahue
                                      Vice President, Chief Financial Officer
                                      and Secretary